                                                                   Exhibit 10.07

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of March ___, 1994 (the "Effective Date") by and between Hadson Corporation, a Delaware corporation (the "Company"), and Robert P. Capps ("Employee").


                              W I T N E S S E T H:

         WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of April 3, 1990 (the "Original Agreement"); and

         WHEREAS, a "Change of Control," as defined in the Original Agreement, occurred in connection with the merger of Adobe Gas Pipeline Company into the Company effected on December 14, 1993 and, as a result, Employee is entitled to certain severance payments if his employment with the Company is terminated within one year of such "Change of Control"; and

         WHEREAS, the Company desires to continue its employment of Employee in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee desires to continue employment with the Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:


ARTICLE 1:  EMPLOYMENT AND DUTIES

         1.1 EMPLOYMENT. The Company agrees to employ Employee and Employee agrees to be employed by the Company, beginning as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, on and subject to the terms and conditions of this Agreement.

         1.2 POSITIONS AND DUTIES. The Company shall maintain Employee in the positions of Executive Vice President, Chief Financial Officer and Treasurer of the Company, or in such other positions as the parties hereto mutually may agree. Employee agrees (a) to serve in the positions referred to in the preceding sentence as well as in such additional executive officer positions of the Company or any of its affiliates to which Employee is elected from time to time and (b) to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the bylaws of the Company or such affiliate, as the case may be, as the same may be amended from time to time, as well as such additional duties and services which the parties hereto mutually may agree upon from time to time or, subject to paragraph 2.3(a)(iii) hereof, which the Board of Directors of the Company (the "Board of Directors") or of such affiliate may prescribe. Employee shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time that are applicable to executive officers of the Company.

         1.3 OTHER ACTIVITIES. During the period of his employment by the Company, Employee shall devote his primary business time, energy and best efforts to the business and affairs of the Company and its affiliates and shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company or its affiliates, except with the consent of the Board of Directors or except to the extent that the Board of Directors or such affiliate may prescribe, or induce any employee of the Company or any affiliate to terminate his or her employment with the Company or such affiliate except on behalf of the Company or such affiliate. The parties recognize and agree that Employee may engage in passive personal investments and other activities that do not conflict with the business and affairs of the Company or its affiliates or interfere with Employee's performance of his duties hereunder.


ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

         2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, the Company shall employ Employee for a term beginning on the Effective Date and ending on the second anniversary of the Effective Date. On each anniversary of the Effective Date, commencing with the second anniversary of the Effective Date, the term of this Agreement shall be extended automatically for successive one-year periods unless on or prior to the September 30 immediately preceding the last day of any such one-year period either the Compensation Committee of the Board of Directors, on behalf of the Company, or Employee shall give written notice to the other that no such automatic extension shall occur, in which event this Agreement shall terminate on the last day of such one-year period. Unless such notice shall specify that Employee's employment with the Company shall terminate on the date of such termination of this Agreement, the employment relationship between the Company and Employee shall continue at-will following such termination.
Notwithstanding the preceding provisions of this paragraph, the term of Employee's employment hereunder shall terminate upon his death.

         2.2 TERMINATION BY THE COMPANY. The Company shall have the right to terminate Employee's employment under this Agreement at any time prior to the termination of this Agreement pursuant to paragraph 2.1 hereof for any of the following reasons and only for the following reasons:

                 (a) Employee's continuing disability, which for purposes of this Agreement shall mean Employee's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable, with reasonable accommodation (within the meaning of the Americans with Disabilities Act of 1990, as amended), of performing the essential functions of the duties and services required of him hereunder for a period of more than 90 consecutive days during any 12-month period;

                 (b) for cause, which for purposes of this Agreement shall mean any of the following, in each case as determined in good faith by the Board of Directors in its sole discretion: (i) Employee's gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement; (ii) the willful and continued failure by Employee to follow the reasonable instructions of the Board of Directors after written notice of such failure has been given to Employee by the Board of Directors; (iii) the willful commission by Employee of acts that are dishonest and demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) Employee's final conviction of a felony or of a misdemeanor involving moral turpitude; or

                 (c) Employee's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Employee by the Company of such breach;

provided, however, that (i) if an event described in subparagraph (a) above shall occur, Employee shall continue to be disabled as of the date of termination by the Company of Employee's employment hereunder pursuant to such subparagraph and (ii) if an event described in subparagraph (b) or (c) above shall occur, the Company shall terminate Employee's employment hereunder within 90 days following, and by reason of, the occurrence of such event.

         2.3 TERMINATION BY EMPLOYEE. Employee shall have the right to terminate his employment under this Agreement at any time prior to the termination of this Agreement pursuant to paragraph 2.1 hereof for any of the following reasons and only for the following reasons:

                 (a) the occurrence, without Employee's express written consent, of any one or more of the following events which, if correctable, remains uncorrected for 30 days following written notice of such occurrence by Employee to the Company: (i) a change in the eligibility requirements under any bonus, incentive or compensation plan, program or arrangement under which Employee is covered on the day immediately preceding the Effective Date which adversely affects Employee, except as may be required by law or to maintain the qualified status of any plan, program or arrangement; (ii) the reduction of Employee's base salary, as the same may hereafter be increased from time to time; (iii) the assignment to Employee by the Board of Directors of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 hereof as such duties are constituted as of the day immediately preceding the Effective Date (except (A) in connection with the termination of his employment by the Company pursuant to paragraph 2.2 hereof or

         (B) as a result of his disability); (iv) any action by the Company which results in a material diminution in the position, duties or status of Employee with the Company as contemplated by this Agreement, except (A) for strategic reallocations of the personnel reporting to Employee, (B) in connection with termination of his employment by the Company pursuant to paragraph 2.2 hereof or (C) as a result of his disability; or (v) the Company requiring Employee to be permanently based anywhere other than within 50 miles of Dallas, Texas (Employee shall not be deemed to be permanently based at any other location by reason of temporary assignments for reasonable periods of times at such other location if the Company or any of its subsidiaries or other affiliates have a special need for Employee's services at such other location); or

                 (b) a material breach by the Company of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice by Employee to the Company of such breach;

provided, however, that if an event described in subparagraph (a) or (b) above shall occur, Employee shall terminate his employment hereunder within 90 days following, and by reason of, the occurrence of such event.

         2.4 NOTICE OF TERMINATION. If the Company or Employee desires to terminate Employee's employment hereunder pursuant to paragraph 2.2 or 2.3 hereof, as the case may be, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee's employment hereunder and stating the effective date and reason for such termination, and upon the specified effective date Employee's employment hereunder shall be so terminated; provided that no such action shall alter or amend any provision hereof or rights arising hereunder.


ARTICLE 3:  COMPENSATION AND BENEFITS

         3.1 BASE SALARY. During the term of his employment hereunder, Employee shall receive a minimum annual base salary determined by the Board of Directors consistent with its practices for executive officers of the Company, but not less than $163,500 per year, payable in accordance with the customary payroll practices of the Company with respect to its executive officers. If Employee's base annual salary is increased at any time during the term of this Agreement, it shall not thereafter be decreased during the term of this Agreement.

         3.2 BONUSES; INCENTIVE COMPENSATION PROGRAMS. During the term of his employment hereunder, Employee (a) shall be paid such bonuses, if any, as shall be determined by the Board of Directors consistent with its practices for executive officers of the Company and (b) shall be entitled to participate, on a basis commensurate with his positions with the Company, in all employee incentive compensation programs maintained by the Company on or after the Effective Date which are generally made available to executive officers of the Company. If Employee is awarded any stock option or restricted stock grant under the Company's Equity Incentive Plan during the term of this Agreement, the agreement covering each such award shall provide that if Employee's employment hereunder is terminated either by the Company in breach of this Agreement or by Employee pursuant to paragraph 2.3 hereof, then all stock options subject to such agreement shall become immediately exercisable in full and all restrictions on all shares of restricted stock subject to such agreement shall immediately lapse.

         3.3 VACATION AND SICK LEAVE. During each year of his employment hereunder, Employee shall be entitled to vacation and sick leave, at full pay, equal to the maximum available to any executive officer of the Company, without regard to the period of service that might otherwise be necessary to entitle Employee to such vacation or sick leave under standard Company policy applicable to its executive officers.

         3.4 OTHER COMPANY BENEFITS. During his employment hereunder, Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be allowed to participate in all employee benefit plans and programs (including, without limitation, profit sharing, thrift, medical, health and dental care, life insurance, disability insurance and pension plans), including improvements or modifications of the same, available to similarly-situated Company employees on or after the Effective Date, except for such benefit plans and programs which the Board of Directors, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances.

         3.5 OBLIGATIONS OF THE COMPANY REGARDING BENEFIT PLANS. The Company shall not by reason of this Article 3 be obligated to institute, maintain or refrain from changing, amending or discontinuing any incentive compensation or employee benefit plan or program, so long as such actions are applicable to covered executive officers of the Company generally. Except to the extent specifically set forth in this Article 3, nothing in this Agreement is to be construed or interpreted to provide Employee greater rights, participation, coverage or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors, none of the benefits or arrangements described in this Article 3 or in Article 4 hereof shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of the Company.


ARTICLE 4:  EFFECT OF TERMINATION ON COMPENSATION

         4.1 BY EXPIRATION. Upon the termination of this Agreement pursuant to paragraph 2.1 hereof, all compensation and all benefits to Employee hereunder shall cease and terminate as of the date of such termination. In such event, Employee shall be entitled to receive his base salary through the date of such termination, together with a pro rata payment of any individual bonuses or incentive compensation earned or accrued but not yet paid.

         4.2 PRIOR TO EXPIRATION. (a) If Employee's employment hereunder shall be terminated (i) by the Company pursuant to paragraph 2.2 hereof or (ii) by Employee in breach of this Agreement, all compensation and all benefits to Employee hereunder shall cease and terminate contemporaneously with such termination of employment. Employee shall be entitled to receive his base salary through the date of such termination, but shall not be entitled to any individual bonuses or incentive compensation not yet paid at the date of such termination.

         (b) If Employee's employment hereunder is terminated (i) by the Company in breach of this Agreement or (ii) by Employee pursuant to paragraph
2.3 hereof, then (A) all compensation and all benefits to Employee hereunder shall cease and terminate contemporaneously with such termination of employment, (B) Employee shall be entitled to receive his base salary through the date of such termination, together with the full amount of any individual bonuses or incentive compensation that would have been payable to him for the year in which such termination occurred pursuant to the terms of the applicable bonus or incentive compensation plan had he been employed by the Company at the end of such year, and (C) Employee shall be entitled to be paid a severance payment equal to two times the total of (x) the amount of his highest annual base salary plus (y) the amount of his highest annual bonus during the term of this Agreement. For purposes of the preceding clause (C), if no greater bonus has been paid to Employee during the term of this Agreement, then the highest annual bonus shall be deemed to be an amount equal to the maximum bonus available for payment to any employee of the Company during the term of this Agreement under the Company's Incentive Compensation Plan.

         (c) As a condition to the receipt of any payment under paragraph 4.2(b) hereof, Employee shall first execute a release, in the form established by the Company, releasing and forever discharging the Company and its affiliates and the officers, directors, employees and agents of the Company and its affiliates from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee's employment with the Company (or any of its affiliates) or the termination of such employment. If Employee is entitled to and receives the payments provided under paragraph 4.2(b) hereof, performance of the obligations of the Company thereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company or its affiliates on account of the termination of the employment relationship.

         4.3 DATE OF PAYMENTS. Any payment payable to Employee under paragraph 4.2(a) or 4.2(b) hereof shall be paid within 30 days after the date of termination of Employee's employment hereunder or at such other date as the parties hereto agree.

         4.4 EFFECT OF TERMINATION ON COMPANY PLANS AND PROGRAMS. Except to the extent specifically provided in this Article 4, the provisions of this
Article 4 shall not affect any
rights or obligations of the Company or Employee under any employee benefit plan or program. Notwithstanding the foregoing, Employee shall not be entitled to any payment that would otherwise be payable to him under any severance plan or policy of the Company in connection with the termination of his employment hereunder.

         4.5 LIMITATION ON CHANGE OF CONTROL ACTIONS. Notwithstanding the provisions of Article 3 hereof and the preceding provisions of this Article 4, any and all payments (including any benefit or transfer of property) in the nature of compensation to or for the benefit of Employee under any arrangement which is deemed to be contingent on a change of control for purposes of section 280G of the Internal Revenue Code ("change in control actions") shall be collectively subject to an overall maximum limit. Such maximum limit shall be $1.00 less than the largest amount under which no portion of the "change of control actions" is considered a "parachute payment," within the meaning of section 280G of the Internal Revenue Code (taking into account all of the limitations, exceptions and exemptions contained therein). Accordingly, to the extent that the change of control actions would be considered a parachute payment, then the portions of such change of control actions shall be reduced or eliminated in the following order until the remaining change of control actions with respect to Employee is $1.00 less than the maximum allowable which would not be considered a parachute payment under the Internal Revenue Code:

                 (a)  first, any cash payment to Employee; and

                 (b) second, any change of control actions not described in clause (a) of this paragraph 4.5.

As used in this paragraph 4.5, the term "arrangement" includes any agreement between Employee and the Company or any affiliate of the Company and any and all of the Company's and any affiliate's salary, bonus, incentive, compensation or benefit plans, programs or arrangements, and shall include this Agreement.

         4.6 NO DUTY TO MITIGATE LOSSES. Employee shall have no duty to find new employment following the termination of his employment (a) by Employee pursuant to paragraph 2.3 hereof or (b) by the Company in breach of this Agreement. Any salary, remuneration or other amounts received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) or which might have been received by Employee had he sought to provide such services to a third party shall not reduce the Company's obligation to make any payments to Employee pursuant to paragraph 4.2(b) hereof or the amount of such payments.


ARTICLE 5:   CONFIDENTIAL INFORMATION

         5.1 COMPANY INFORMATION. Employee acknowledges that the Company's business is highly competitive and that the Company's books, records and documents, the Company's technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning the Company's customers and business associates and other proprietary information, including, but not limited to, systems, procedures, manuals and data as well as financial information concerning the Company's products and services (including the revenues, costs or profits associated with any such products and services), information with respect to the nature and type of the Company's products and services, the equipment and methods used and preferred by the Company's customers and the fees paid by such customers, all comprise confidential business information and trade secrets of the Company which are valuable, special and unique assets of the Company, which the Company uses in its business to obtain a competitive advantage over the Company's competitors which do not know or use this information. Employee further acknowledges that protection of the Company's confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Employee hereby agrees that he will not, at any time during, and continuing until the second anniversary of the termination of, his employment hereunder make or permit any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make or permit any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this Article 5, the term "the Company" shall also include affiliates of the Company.

         5.2 THIRD PARTY INFORMATION. Employee acknowledges that, as a result of his employment by the Company, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers and the like, of the Company. Employee agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as confidential business information and trade secrets of the Company.

         5.3 RETURN OF DOCUMENTS. All written or magnetic materials, records and other documents made by, or coming into the possession of, Employee during the period of his employment by the Company (whether before, on or after the Effective Date) which contain or disclose the Company confidential business information or trade secrets shall be and remain the property of the Company. Upon termination of Employee's employment hereunder for any reason or upon the request of the Company at any time, Employee promptly shall deliver the same, and all copies thereof, to the Company (for purposes of this sentence, the term "the Company" shall not include affiliates of the Company).

         5.4 INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company and notwithstanding the provisions of paragraph 6.1 hereof, Employee acknowledges that a breach of any of the provisions of this
Article 5 would likely result in material irreparable injury to the Company which would not, in whole or in part, be compensable in money damages and for which the Company would have no adequate remedy at law. Accordingly, Employee agrees that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Article 5 or such other relief as may be available to specifically enforce any of the provisions of this Article 5.


ARTICLE 6:       MISCELLANEOUS

         6.1 ARBITRATION. Subject to the provisions of paragraph 5.4 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party hereto shall bear his or its own costs of arbitration, but if Employee is the prevailing party in such arbitration, he shall be entitled to recover from the Company as part of any award entered his reasonable expenses for attorneys' fees and disbursements.

         6.2 WITHHOLDING. The Company may withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         6.3 NOTICES. For purposes of this Agreement, all notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company, to:            Hadson Corporation
                                           600 E. John Carpenter Freeway
                                           Suite 201
                                           Irving, Texas  75062-3977
                                           Attention:  President

         If to Employee, to:               Robert P. Capps
                                           600 E. John Carpenter Freeway
                                           Suite 201
                                           Irving, Texas  75062-3977

or to such other address as either such party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         6.4 APPLICABLE LAW. This Agreement is entered into under, and shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

         6.5 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6.6 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         6.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         6.8 HEADINGS. The paragraph headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         6.9 AFFILIATE. As used in this Agreement, "affiliate" shall mean any entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

         6.10 ASSIGNMENT. The rights and obligations of Employee hereunder are personal and no right, benefit or obligation of Employee hereunder shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the Company. Subject to the provisions of the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, successors and assigns.

         6.11 TERM. This Agreement has a term co-extensive with the term of employment specified in paragraph 2.1 hereof (without giving effect to the third sentence thereof), provided that (a) except as otherwise provided herein, termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination and (b) the provisions of
Article 5 hereof shall survive the termination of this Agreement.

         6.12 ENTIRE AGREEMENT. Except as provided in (a) written policies and procedures promulgated by the Company that are applicable to executive officers of the Company, (b) the written benefit plans and programs referenced in Article 3 hereof or (c) any signed written agreements hereafter executed by the Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between the Company and Employee. Specifically, but not by way of limitation, the Original Agreement is hereby cancelled and Employee hereby irrevocably waives and renounces all of Employee's rights and claims under such Agreement. Any modification or waiver of any provision of this Agreement will be effective only if it is in writing and signed by both of the parties hereto.

         IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective as of the Effective Date.

                                          HADSON CORPORATION


                                          By:
                                             Greg G. Jenkins,
                                             President



                                          Robert P. Capps